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                                                                     EXHIBIT 5.1



                                          August 21, 1996


Calpine Corporation


50 West San Fernando Street


San Jose, California 95113



Ladies and Gentlemen:



     We have acted as counsel to Calpine Corporation, a Delaware corporation (the "Company"), in connection with its registration of 5,477,820 shares of Common Stock proposed to be issued by the Company and 12,567,180 to be sold by the stockholder of the Company, plus an over-allotment of 2,706,750 shares offered by the Company (the "Shares"), all as described in the Company's Registration Statement on Form S-1 (No. 333-07497), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"). The Shares are to be sold pursuant to an Underwriting Agreement to be entered into between the Company and CS First Boston Corporation, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Salomon Brothers Inc, as representatives of the several underwriters named in such Underwriting Agreement (the "Underwriting Agreement"), and a Subscription Agreement to be entered into between the Company and CS First Boston Limited, Morgan Stanley & Co. International Limited, PaineWebber International (U.K.) Limited and Salomon Brothers International Limited, as representatives of the several international managers named in such Subscription Agreement (the "Subscription Agreement").



     In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Amended and Restated Certificate of Incorporation that the Company intends to file with the Secretary of State of the State of Delaware on or prior to consummation of the offering, the Company's Amended and Restated Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memorandum or other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Shares will be sold by the underwriters and the managers at a price established by the Pricing Committee of the Board of Directors of the Company.



     On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares have been duly authorized, and, when sold and issued by the Company in accordance with the terms of the Underwriting Agreement and the Subscription Agreement, will be validly issued, fully paid and nonassessable.



     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus which is part of the Registration Statement.



     It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.



                                          Very truly yours,



                                          BROBECK, PHLEGER & HARRISON LLP